Exhibit 99.1

   Company Announces New Sales Team for Sixty West Erie Luxury Condos; Price Reductions on Units; Guilty Pleas and Restitution from Original Developers

     OAK BROOK, Ill.--(BUSINESS WIRE)--Sept. 10, 2004--First Oak Brook Bancshares, Inc. (NASDAQ:FOBB) announced today that West Erie, LLC, a wholly-owned subsidiary of Oak Brook Bank (the Company's principal operating unit) is implementing a new sales and marketing strategy for its recently completed luxury condominium project at 60 W. Erie Street in Chicago's River North neighborhood. This new strategy includes changing the sales and marketing agent to Coldwell Banker Residential Real Estate, Inc., one of the largest residential realtors in the U.S. The change is expected to be completed by the end of this month. Katherine Chez of CB's Michigan Avenue office will be heading the new sales team.
     In addition, in response to market conditions, West Erie, LLC will reduce prices of its 12 remaining unsold units. Because of these price changes and the Company's policy to continue to evaluate the property quarterly for impairment, the Company will reduce the value of the property on its books by approximately $1,217,000, resulting in an after-tax charge to third quarter earnings of approximately $791,000.
     West Erie, LLC acquired the partially-built project at 60 W. Erie in November 2002, after the discovery in early May 2002 of a scheme to defraud the Oak Brook Bank perpetrated by Jeffrey Grossman of Chicago and Donald Grauer of Highland Park, two of the original developers. Both Grossman and Grauer were indicted and charged with, among other crimes, bank fraud ; and each has recently pled guilty in the U.S. District Court for the Northern District of Illinois pursuant to plea agreements between each defendant and the U.S. Attorney's Office. Both Grossman and Grauer will be required to pay mandatory restitution to Oak Brook Bank for losses resulting from this scheme. The amount and timing of recoveries from such restitution cannot be ascertained at this time.
     Oak Brook Bank also remains the plaintiff in a number of civil lawsuits brought against various individuals and entities, which arose in connection with the fraud. The likelihood, amount and timing of any recoveries from these related suits is uncertain at present.
     The $2.1 billion Oak Brook Bank is the principal operating unit of First Oak Brook Bancshares, Inc. First Oak Brook Bancshares, Inc. trades on the NASDAQ Stock Market under the ticker symbol FOBB.

     FORWARD-LOOKING STATEMENTS

     This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and allowance for loan losses; developments pertaining to the apparent loan fraud and condominium project at 60 W. Erie, Chicago, including the strength of the Chicago luxury condominium for-sale market and the likelihood, amount, and timing of any potential recoveries from legal actions; significant increases in competition or changes in depositor preferences or loan demand; difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction build out; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

     CONTACT: First Oak Brook Bancshares
              Mitch Hollins, 630-571-1050 ext. 252 or
              E-mail: mhollins@obb.com
              www.firstoakbrook.com